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SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 27, 2005,
AS SUPPLEMENTED BY THE SUPPLEMENT DATED JUNE 30, 2005
(TO PROSPECTUS DATED JUNE 27, 2005)

                                  $708,331,100
                               INDYMAC MBS, INC.
                                   DEPOSITOR
                           [INDYMAC BANK, F.S.B. LOGO]

                           SELLER AND MASTER SERVICER
                   INDYMAC INDX MORTGAGE LOAN TRUST 2005-AR13
                                     ISSUER

   This Supplement amends the prospectus supplement dated June 27, 2005, as supplemented by the supplement dated June 30, 2005, that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2005-AR13, Mortgage Pass-Through Certificates, Series 2005-AR13 (the 'CERTIFICATES'), as described below.

  The second paragraph below the table on page S-1 of the prospectus supplement is amended by adding the following sentence after the first sentence:

   'The Class 1-X Certificates will not be entitled to distributions of interest after the distribution date in June 2008.'

  The fifth paragraph on S-10 of the prospectus supplement captioned 'Allocation of Losses' is amended by adding the following after the third sentence:

   'However, any realized losses on the group 2 mortgage loans, group 3 mortgage loans, group 4 mortgage loans and group 5 mortgage loans that would otherwise be allocated to the Class 2-A-1, Class 3-A-1, Class 4-A-1 and Class 5-A-1 Certificates, as applicable, will instead be allocated to the Class 2-A-2, Class 3-A-2, Class 4-A-2 and Class 5-A-2 Certificates, respectively, until their respective class certificate balances are reduced to zero.'

  The carryover paragraph on S-11 of the prospectus supplement is amended by adding the following after the first complete sentence:

   'Unlike realized losses, any excess losses on the mortgage loans in a loan group will be allocated pro rata among all classes of certificates (other than the notional amount certificates and the Class P Certificates), including the Class 2-A-1, Class 3-A-1, Class 4-A-1 and Class 5-A-1 Certificates, without any reallocation of such excess losses.'

  The first sentence of the second paragraph under the heading 'Notional Amount Certificates' on page S-43 of the prospectus supplement is hereby amended and restated in its entirety as follows:

   'The 'NOTIONAL AMOUNT' of the Class 1-X Certificates for the interest accrual period for any Distribution Date for the interest accrual period related to (x) any Distribution Date through the Distribution Date in June 2008 will equal the Class Certificate Balance of the Class 1-A-1 Certificates immediately prior to that Distribution Date and (y) any other Distribution Date will equal $0.'

  The first sentence of the third paragraph under the heading 'Interest' on page S-49 of the prospectus supplement is hereby amended and restated in its entirety as follows:

   'The pass-through rate for the Class 1-A-1 Certificates for the interest accrual period related to each Distribution Date (a) to and including the Distribution Date in June 2008 will be a per annum rate equal to the Weighted Average Adjusted Net Mortgage Rate of the group 1 mortgage loans minus 0.9267% per annum and (b) following the Distribution Date in June 2008, will be a per annum rate equal to the Weighted Average Adjusted Net Mortgage Rate of the group 1 mortgage loans.'

  The following paragraph is added after the third paragraph under the heading 'Interest' on page S-49 of the prospectus supplement:

   'The pass-through rate for the Class 1-X Certificates for (x) the interest accrual period related to each Distribution Date to and including the Distribution Date in June 2008 will be 0.9267% per annum and (y) for the interest accrual period related to each Distribution Date after June 2008 will be 0% per annum.'

  The first paragraph appearing under the heading 'Allocation of Losses' on page S-57 of the prospectus supplement is hereby amended and restated in its entirety as follows:

   'On each Distribution Date, any Realized Loss on the Mortgage Loans, other than any Excess Loss, will be allocated first to the subordinated certificates, in the reverse order of their numerical class designations (beginning with the class of subordinated certificates then outstanding with the highest numerical class designation), in each case until the Class Certificate Balance of the respective class of certificates has been reduced to zero, and then to the senior certificates (other than the Notional Amount Certificates) in the related senior certificate group, pro rata, based upon their respective
Class Certificate Balances, except that any Realized Losses on the group 2 mortgage loans, group 3 mortgage loans, group 4 mortgage loans and group 5 mortgage loans that would otherwise be allocated to the Class 2-A-1, Class 3-A-1, Class 4-A-1 and Class 5-A-1 Certificates will instead be allocated to the Class 2-A-2, Class 3-A-2, Class 4-A-2 and Class 5-A-2 Certificates, respectively, until their respective Class Certificate Balances are reduced to zero.'

  The following language is added to the end of the first bulleted clause in the second paragraph under the heading 'Allocation of Losses' on page S-57 of the prospectus supplement: 'without any reallocation of Excess Losses,'.

  The following paragraph is added below the heading 'Subordination' on page S-72 of the prospectus supplement:

   'Any Realized Losses on the group 2 mortgage loans, group 3 mortgage loans, group 4 mortgage loans and group 5 mortgage loans that would otherwise be allocated to the Class 2-A-1, Class 3-A-1, Class 4-A-1 and Class 5-A-1 Certificates will instead be allocated to the Class 2-A-2, Class 3-A-2, Class 4-A-2 and Class 5-A-2 Certificates, respectively, until their respective Class Certificate Balances are reduced to zero. See 'Description of the Certificates -- Allocation of Losses' in this prospectus supplement.'

                            DEUTSCHE BANK SECURITIES

                The date of this Supplement is September 8, 2005